Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made as of 30th day of January 2017 between FRESHTEC, INC, a Delaware Corporation (“FreshTec") and Robert McGuire, an individual (McGuire).

WHEREAS FreshTec holds certain Patents, as described herein, related to modified atmosphere packaging, as described herein;

WHEREAS McGuire wishes to enter into an agreement with FreshTec whereby FreshTec will grant to McGuire exclusive rights to utilize these patents, and all other technologies, techniques and/or products developed by FreshTec in the future, specifically relating to cannabis packaging and/or any product containing cannabis relative to the Market Territory, as described herein, on the terms and conditions contained herein;

WHEREAS McGuire intends to form a corporate entity to engage in the business of cannabis packaging;

NOW THEREFORE in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

1.01 Definitions. As used in this Agreement, the following words and phrases shall have the following meanings:

(a) “Agreement” has the meaning set forth in the recitals.

(b) “McGuire” has the meaning set forth in the recitals.

(c) “FreshTec” has the meaning set forth in the recitals.

(d) “Manufacturing Territory” shall mean the United States only, not including overseas dependencies. Other manufacturing locations shall be decided on a case-by-case basis by the Parties.

(e) “Market Territory” shall mean the entire world.

(f) “Term” has the meaning set forth in Section 3.

(g) “Infringement Claim” has the meaning set forth in Section 8.

(h) “Patent(s)” means all patents and patent applications, U.S. and foreign patents to be issued pursuant thereto, and all divisions, continuations, reissues, substitutes, and extensions thereof owned or licensed to FreshTec in connection with modified atmosphere packaging or active packaging materials or systems, related to or unrelated to cannabis and any cannabis containing items. It is specifically noted relative to this Agreement and Section 1.01(f), that Patent(s) does not refer to any other market not outlined in that section. At the present time FreshTec, Inc. has a license for the following patents as they relate to cannabis:

United States Patents

MAP Patent USPTO #6,880,748

MAP Patent USPTO #7,597,240

MAP Patent USPTO #9,527,648

Divisional Application Pending #13/986,851

European Union Patents

MAP Patent Euro. Pat. Off. #1615827

Divisional App. Euro. Pat. Off. #09-014 278.7 (Patent No. 2157025)

MAP Patent Euro. Pat. Off. # 2563674 (Treatment of Modified Atmosphere Packaging)

Japan

Japan #4446031

Japan Patent Pending #2015/506239

Mexico

Mexico Patent # 257572

Mexico Patent App. # 2012-012193 (allowed: Treatment of Modified Atmosphere Packaging)

Mexico Patent Pending # 2016/002845

South Africa

South Africa Patent #2005/07478

South Africa Patent App. No. 2012-08642 (allowed: Treatment of Modified Atmosphere Packaging)

Chile

Chile Patent #2128-2005

Chile Patent # 2943-2012

Canada

Canada Patent #2519533

Canada Pending #2801245

(i)     “Term” means the term of this Agreement as provided in Section 3 including any renewal provided thereunder;

2. GRANT

2.1 FreshTec hereby appoints McGuire the exclusive licensee of the Patents for use relative to the development and manufacture of any and all products to be marketed or used for packaging or transport of cannabis or cannabis containing items in the Market Territory. Any and all products sold pursuant to this Agreement shall be manufactured only in the Manufacturing Territory. This Grant shall inure to the benefit of the corporate entity to be formed by McGuire.

3. TERM

3.1 Term. This Agreement shall become effective upon its execution by both parties hereto and, unless terminated earlier in accordance with the provisions of this Agreement, shall remain in effect for the life of the Patents.

4. CONSIDERATION

4.1 Upon execution of this Agreement, FreshTec will be granted a 30% share of the corporate entity to be formed by McGuire to utilize this license.

5. REPRESENTATION AND WARRANTIES OF THE PARTIES

5.1 FreshTec’s Representations:

(a) The recitals to this Agreement are true and correct;

(b) FreshTec has the right to grant to McGuire the exclusive rights with respect to the Patents as set forth herein;

(c) FreshTec has not granted to any other person, other than McGuire, any license or other rights relative to the Patents as they pertain to cannabis; and,

(d) To the best of FreshTec's knowledge, none of the Patents infringe the patents of any third party.

6. TERMINATION

6.1 Right to Terminate. In addition to the rights to terminate this Agreement set forth elsewhere in this Agreement, each of McGuire and FreshTec shall have the right to terminate this Agreement upon the occurrence of any of the following events, such termination to be effective immediately upon the receipt or deemed receipt by the other party of notice to that effect:

(a) the other party defaults in performing any term or condition of this Agreement and remains in default for a period of thirty (30) days after written notice thereof; or

(b) the other party winds-up, dissolves, liquidates or takes steps to do so or otherwise ceases to function or is prevented from reasonably performing its duties hereunder.

6.2 Expiration. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall terminate when the last claim of any Patent expires, including any Patent that is filed after the date of this Agreement.

6.3 Bankruptcy. FreshTec and McGuire acknowledge that this Agreement is an “executory contract” as provided in Section 365(n) of Title 11, United States Bankruptcy Code (the “Bankruptcy Code”). FreshTec acknowledges that if FreshTec as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code rejects this Agreement, McGuire may elect to retain his rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code, including a right to any embodiments of any technology licensed hereunder to the fullest extent permitted by law. FreshTec or such bankruptcy trustee shall not interfere with the rights of McGuire as provided in this Agreement, except as otherwise permitted by law or equity.

6.4 Effect of Termination. Upon termination of this Agreement for any reason whatsoever:

(a) McGuire shall return to FreshTec all informational or technical material given to McGuire by FreshTec;

(b) McGuire shall refrain from holding itself out as a licensee of the Patents.

7. INTELLECTUAL PROPERTY AND INFRINGEMENTS

7.1 New Patents. FreshTec shall inform McGuire about the extent to which the terms of the Agreement are protected by any newly issued patents, domestic or foreign, as defined by the Patents.

7.2 Notice of Infringement. McGuire shall:

(a) notify FreshTec promptly of any suspected infringement of the Patent or passing-off of any products or any pending or threatened litigation or other proceeding concerning the Patents which may come to its attention; and

(b) co-operate with FreshTec in proceeding against such infringers, to the extent requested by FreshTec and at FreshTec’s expense.

7.3 No Challenge. McGuire acknowledges that FreshTec is the exclusive licensee of the Patents and will do nothing at any time, during or after the term of this Agreement, which could adversely affect the validity or enforceability of the Patents.

7.4 Improvements. In connection with the use of the Patents, the parties agree that to the extent that there are any improvements to the Patents, whether or not patentable, by McGuire, or McGuire’s sub-licensees. or FreshTec during the Term of this Agreement, such improvements shall be the property of FreshTec and that McGuire or McGuire’s sub-licensees shall have full rights to such improvements under the same terms outlined in the Agreement. McGuire and Sub-licensees hereby assign any and all rights to such improvements to FreshTec and shall execute any documents deemed necessary by FreshTec to reflect such assignments.

7.5 Indemnification by FreshTec. FreshTec shall indemnify McGuire and hold him harmless from any and all claims, losses, deficiencies, damages, liabilities, costs, and expenses (including but not limited to reasonable attorney fees and all related costs and expenses) incurred by McGuire as a result of any claim, judgment, or adjudication against McGuire in which it is alleged that any product infringes on the Patent, trade secret, or any other intellectual property right of any third party (an “Infringement Claim”), provided that McGuire (a) promptly notifies FreshTec in writing of any such claim and gives FreshTec the opportunity to defend or settle any such claim at FreshTec's expense and (b) cooperates with FreshTec, at FreshTec's expense, in defending or settling such claim. In the event of any judgment, adjudication or settlement that impairs McGuire’s ability to use, sell, market, or distribute as set forth in this Agreement, McGuire shall have the right to terminate this Agreement upon thirty (30) days notice to FreshTec. The indemnification provisions of this Section shall survive termination or expiration of this Agreement but only with respect to Infringement Claims that arose from acts or circumstances which occurred prior to termination or expiration.

7.6 Indemnification by McGuire. McGuire shall indemnify FreshTec and hold it harmless from any and all claims, losses, deficiencies, damages, liabilities, costs, and expenses (including but not limited to reasonable attorney fees and all related costs and expenses) incurred by FreshTec as a result of any claim, judgment, or adjudication against FreshTec in which it is alleged that any product, or other marketed or sold component of a product, infringes any patent, trade secret, or any other intellectual property right of any third party (an “Infringement Claim”) as a direct result of the negligence or willful misconduct of McGuire and not as a direct result of the negligence or willful misconduct of FreshTec, provided that FreshTec (a) promptly notifies McGuire in writing of any such claim and gives McGuire the opportunity to defend or settle any such claim at McGuire's expense and (b) cooperates with McGuire, at McGuire's expense, in defending or settling such claim. The indemnification provisions of this Section shall survive termination or expiration of this Agreement but only with respect to Infringement Claims that arose from acts or circumstances which occurred prior to termination or expiration.

8. INDEPENDENT CONTRACTOR

8.1 This Agreement does not and shall not be construed to create any partnership or agency whatsoever as between FreshTec and McGuire, and neither party shall, by reason of any provision herein contained, be deemed to be the partner, agent or legal representative of the other nor to have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of the other. McGuire shall at all times be an independent contractor.

9. DISPUTE RESOLUTION

9.1 Governing Law and Venue. All disputes under this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof. The venue for any and all disputes shall be Sacramento County, California.

9.2 Injunctive Relief. In the event of any controversy or claim arising out of or related to the provisions concerning the use and protection of confidential information in Section 11 or the breach thereof, the parties agree that the party whose confidential information is at issue may suffer irreparable harm which may not be adequately compensated by monetary damages. Accordingly, the parties agree that in the event of such breach or threatened breach, the non-breaching party shall be entitled to injunctive or other preliminary or equitable relief, in addition to such other remedies as maybe available for such breach or threatened breach, including damages.

9.3 Mediation. In the event of any controversy or claim arising out of or related to the provisions of this Agreement other than those set forth in Section 11, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Mediation fees, if any, shall be divided equally among the parties involved. If, for any dispute for which this subsection applies, any party commences an action without first attempting to resolve the matter through mediation, or refuses to mediate after a request has been made, then that party shall not be entitled to recover attorney fees, even if they would otherwise be available to that party in any such action. In the event that the parties are unable to resolve any claim, dispute, or controversy through mediation within ninety (90) days of the demand for mediation, then such claim, dispute, or controversy may be brought before a court of competent jurisdiction in Sacramento County, California. The parties hereby consent to venue and personal jurisdiction in the courts of Sacramento, California. Except as set forth in this subsection, the prevailing party shall be entitled to recover its costs, including attorneys’ fees, in connection with such action.

10. GENERAL PROVISIONS

10.1 Entire Agreement & Modifications. This Agreement constitutes the entire agreement between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all the parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing. It is agreed and understood between the parties that this Agreement is in addition to and not in substitution for any other agreements between the parties and all such other agreements shall remain in full force and effect.

10.2 Headings. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

10.3 Severability. In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

10.4 Force Majeure. Neither party shall be in default hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if such delay is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, and regulations, including those relating to exchange restrictions or security, delays in transit or delivery, inability to secure necessary governmental priorities for material, or any failure beyond its control, or without its fault or negligence.

10.5 Notices. All notices, requests, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party at the party’s known address with copies to know e-mail addresses.

10.6 Time of the Essence. Time shall be of the essence.

10.7 Further Assurances. The parties agree to sign such other instruments, do and perform and cause to be done and performed such further and other acts and things as may be necessary in order to give full effect to this Agreement.

10.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.9 Non-Waiver. No waiver by any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

10.10 Unenforceability. If any term or provision contained in this Agreement shall be held by any court of competent jurisdiction to be unenforceable, illegal, void or contrary to public policy, such term or provision shall be of no force or effect and this Agreement shall nevertheless be binding and effective as to the other terms and provisions hereof.

10.11 Drafting. This agreement shall be deemed to have been drafted by all the parties hereto, and each party has had the opportunity to review this Agreement and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this agreement.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.

By FreshTec:

X____/s/ Adrian Bray_______________________

_____ Adrian Bray_________________________

By McGuire:

X____/s/ Robert McGuire___________________

_____ Robert McGuire__________________________________

LICENSE ASSIGNMENT AND CONSENT AGREEMENT

THIS LICENSE ASSIGNMENT AND CONSENT AGREEMENT (this

“Agreement”), is entered into as of May 17, 2017, by and among ROBERT MCGUIRE, an individual residing in California, (“McGuire”), EPIC EVENTS CORP., a Wyoming corporation (“Epic”), and FRESHTEC, INC., a Delaware corporation (“FreshTec”).

WHEREAS, FreshTec and McGuire are parties to that certain License Agreement dated January 30, 2017 with respect to certain patents owned by FreshTech and licensed to McGuire thereunder (the “Original License”);

WHEREAS, Epic wishes McGuire to assign, and Epic wishes to assume, all rights, duties and obligations of McGuire under the Original License with respect to the patent and all other technologies, techniques and/or any product containing cannabis relative to the Market Territory and on the terms and conditions as described in said Original License, and FreshTec wishes to consent to such assignment; and

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement and the Original License, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, FreshTec, McGuire, and Epic hereby agree as follows:

1.            Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Original License.

2.            Consent. FreshTec hereby consents to the transfer and assignment from McGuire to Epic, and assumption by Epic from McGuire, effective immediately, of all rights, duties, and obligations under the Original License with respect to the patent and all other technologies, techniques and/or any product containing cannabis relative to the Market Territory and on the terms and conditions as described in said Original License as contemplated by this Agreement. Effective upon the execution of this Agreement, all the rights, duties, and obligations assigned hereunder, shall be enforceable by and between Epic and FreshTec with respect to such rights, duties, and obligations.

3.            License Assignment. Subject to the terms and conditions of this Agreement, McGuire hereby transfers and assigns to Epic all rights, duties, and obligations of McGuire under the Original License with respect to the patent and all other technologies, techniques and/or any product containing cannabis relative to the Market Territory and on the terms and conditions as described in said Original License (the “Assigned Partial License”), and Epic agrees to assume such duties and obligations thereunder and be bound to the terms of the Original License with respect thereto. This

Agreement and the rights, duties, and obligations under the Original License assigned and transferred hereunder shall serve as the agreement between Epic and FreshTec with respect thereto. Accordingly, Epic and FreshTec agree that, upon such assignment, transfer, and assumption, each of Epic and FreshTec shall be entitled to enforce the applicable terms of the Original License against the other under this Agreement, provided that (i) the termination of McGuire’s remaining rights under the Original License shall not have any effect on the rights, duties, and obligations assigned to Epic hereunder and (ii) without limiting any remedies FreshTecC may have against McGuire, FreshTec shall not be entitled to limit or terminate the rights assigned to Epic hereunder based on any default or breach by McGuire of the Original License occurring prior to the execution of this Agreement.

4.            Consideration. As consideration for FreshTec to assign the license from McGuire to Epic, Epic shall issue to FreshTec Eleven Million Six Hundred Fifty Thousand Three Hundred Forty-Seven (11,650,347) newly issued shares of common stock of Epic, par value $0.01 per share which constitutes 26.885% of all shares of the Company that are issued and outstanding.

5.            Release. Effective immediately, FreshTec, on behalf of itself and its affiliates, successors and assigns hereby forever releases, acquits and discharges McGuire and his respective affiliates, shareholders, officers, directors, agents, trustees, beneficiaries, employees, successors and assigns, which shall not in any event be construed as to include Epic (the ”Released Parties”), of and from any and all claims, acts, damages, demands, rights of action and causes of action, of any nature whatsoever, which FreshTec and/or its affiliates, successors and assigns in the future may have with respect to matters occurring from and after this date, against the Released Parties arising from or in connection with the license or any of the transactions or matters contemplated thereby.

6.            Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wyoming excluding any choice of law rules which may direct the application of the law of another state.

7.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this License Assignment and Consent Agreement as of the date first above written.

MCGUIRE

/s/Robert McGuire_____________________

Robert McGuire

EPIC

EPIC EVENTS CORP.

By: _/s/Robert McGuire________________

Robert McGuire, President

FRESHTEC

FRESHTEC, INC.

By: /s/ Adrian Bray___________________

A. A. Bray, President